DYNAMICS RESEARCH CORPORATION
REPORTS THIRD QUARTER 2005 RESULTS
Revenue Up 12%, Operating Margin Up 25%, Earnings Per Share Up 36%
Andover, Mass. — November 1, 2005 — Dynamics Research Corporation (Nasdaq: DRCO), a provider of innovative engineering, technical and information technology services and solutions to federal and state governments today announced operating results for the third quarter ended September 30, 2005.
Financial Results
Revenue for the third quarter of 2005 was $79.1 million, up $8.7 million or 12%, compared with $70.5 million for the same period a year ago. Revenue for the nine months ended September 30, 2005 was $228.8 million, up $31.4 million or 16%, compared with $197.5 million for the same period in 2004. The growth in 2005 has resulted principally from acquisitions.
Operating income for the third quarter of 2005 was $6.2 million, or 7.9% of revenue, compared with $4.4 million, or 6.3% of revenue, for the third quarter a year ago. For the nine months ended September 30, 2005 operating income was $15.3 million, or 6.7% of revenue, compared with $11.9 million, or 6.0% of revenue for the first nine months of 2004.
Net income was $3.1 million, or $0.34 per diluted share, for the quarter ended September 30, 2005, compared with $2.3 million, or $0.25 per diluted share, for the third quarter of 2004. For the nine months ended September 30, 2005 net income was $8.5 million, or $0.92 per diluted share, compared with $6.5 million, or $0.72 per diluted share, for the same period in 2004.
Business Highlights
Regarding performance for the quarter, James P. Regan, President, Chairman and CEO, said, “Our profit margin and earnings exceeded expectations for the quarter. In fact, earnings per share for the third quarter grew by 36% and profit margin grew by 25% on year-over-year comparisons. Seeing the results of our profit margin improvement initiatives, we’re delighted with our third quarter earnings performance.
“From a revenue standpoint, our growth in the third quarter of 12% reflects a continuing trend in contract award delays. While we see this situation as temporary, we will remain cautious with our short-term outlook until we see evidence of improvement.
“Several contract wins in the quarter, bids awaiting award backlog of $488 million, a new business opportunity pipeline which stands at an all-time high, and terrific progress in launching the DESP II program underlie our strong optimism looking forward into 2006,” Regan added.
Company Guidance
The company currently estimates revenues in the range of $303 to $306 million and earnings per diluted share in the range of $1.24 to $1.27 including the $0.13 per share impact of the sale of stock during the second quarter. For the fourth quarter of the year the company expects to book revenues in the range of $74 to $77 million and report earnings per diluted share of $0.31 to $0.34.
Conference Call

The company will conduct a conference call tomorrow, November 2, 2005 at 8:30 a.m. ET to discuss its third quarter results and the outlook for the remainder of 2005 and 2006 in more detail. The call will be available via telephone at (800) 946-0744, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (888) 203-1112, passcode #4622989 beginning at 10:30 a.m. November 2, 2005 through 11:59 p.m. November 9, 2005.
About Dynamics Research Corporation
Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit the website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	Elise Caffrey, Vice President & Treasurer
(978) 289-1545, ecaffrey@drc.com

ATTACHMENT I
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three months ended
	September 30,
	2005	2004
Contract revenue	$77,334	$68,659
Product sales	1,779	1,792

Total revenue	79,113	70,451

Cost of contract revenue	64,174	58,022
Cost of product sales	1,242	1,274
Selling, general and administrative expenses	6,722	6,141
Amortization of intangible assets	760	573

Total operating costs and expenses	72,898	66,010

Operating income	6,215	4,441
Interest expense, net	(1,061)	(559)
Other income	119	48

Income before provision for income taxes	5,273	3,930
Provision for income taxes	2,136	1,662

Net income	$3,137	$2,268

Earnings per common share
Basic	$0.35	$0.27
Diluted	$0.34	$0.25

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,846,245	8,538,353
Dilutive effect of options and restricted stock grants	417,892	551,109

Weighted average shares outstanding — diluted	9,264,137	9,089,462

ATTACHMENT II
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Nine months ended
	September 30,
	2005	2004
Contract revenue	$223,712	$192,361
Product sales	5,131	5,108

Total revenue	228,843	197,469

Cost of contract revenue	187,927	164,017
Cost of product sales	3,948	3,774
Selling, general and administrative expenses	19,429	16,411
Amortization of intangible assets	2,279	1,335

Total operating costs and expenses	213,583	185,537

Operating income	15,260	11,932
Interest expense, net	(3,193)	(1,133)
Other income	2,221	485

Income before provision for income taxes	14,288	11,284
Provision for income taxes	5,787	4,773

Net income	$8,501	$6,511

Earnings per common share
Basic	$0.97	$0.77
Diluted	$0.92	$0.72

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,761,800	8,464,854
Dilutive effect of options and restricted stock grants	446,254	567,252

Weighted average shares outstanding — diluted	9,208,054	9,032,106

ATTACHMENT III
DYNAMICS RESEARCH CORPORATION
CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$1,639	$925
Accounts receivable, net	36,920	45,978
Unbilled expenditures and fees on contracts in process	65,817	48,119
Prepaid expenses and other current assets	1,675	5,668

Total current assets	106,051	100,690

Property, plant and equipment, net	22,689	22,139
Goodwill	63,055	63,055
Intangible assets, net	9,240	11,519
Deferred income taxes	296	—
Unbilled expenditures and fees on contracts in process	262	2,203
Other noncurrent assets	3,138	5,528

Total assets	$204,731	$205,134

Liabilities and stockholders’ equity
Current portion of long-term debt	$8,357	$8,357
Notes payable and revolver	7,889	10,000
Accounts payable	26,170	20,550
Accrued payroll and employee benefits	12,970	17,914
Deferred income taxes	16,447	15,418
Other accrued expenses	4,628	4,869

Total current liabilities	76,461	77,108

Long-term debt	45,217	51,485
Deferred income taxes	—	591
Accrued pension liability	7,576	11,336
Other long-term liabilities	3,439	3,296

Stockholders’ equity	72,038	61,318

Total liabilities and stockholders’ equity	$204,731	$205,134

ATTACHMENT IV
DYNAMICS RESEARCH CORPORATION
SUPPLEMENTAL INFORMATION (unaudited)

(dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Capital expenditures	$947	$1,149	$3,373	$3,331

Depreciation	$915	$876	$2,823	$2,648

Bookings	$72,305	$70,096	$210,938	$190,199

	September 30,
	2005	2004
Funded backlog	$147,470	$151,042

Employees	1,829	1,975